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Exhibit 10.183

LICENSE AGREEMENT

        This agreement ("Agreement") is entered into by and between the University of Iowa Research Foundation ("UIRF"), located at 214 Technology Innovation Center, Iowa City, IA 52242 and MedImmune, Inc., ("MedImmune") having a place of business at 35 West Watkins Mill Road, Gaithersburg, Maryland 20878.

        WHEREAS, UIRF is owner by assignment from Prof. Mark F. Stinski, of U.S. Patent Nos. 5,168,062 and 5,385,839, issued December 1, 1992, and January 31, 1995 respectively, titled "Transfer Vectors and Microorganisms containing Human Cytomegalovirus (HCMV) Immediate-Early Promoter-Regulatory DNA Sequence" (no foreign filings have been undertaken by the UIRF);

        WHEREAS, MedImmune desires a non-exclusive license to the above United States patents for their use in the production of proteins;

        WHEREAS, UIRF wishes to grant such a license in accordance with the terms of this Agreement.

        NOW THEREFORE, the parties agree as follows:

ARTICLE I—DEFINITIONS

        1.1  Licensed Patents shall mean U.S. Patent Nos. 5,168,062 and 5,385,839, issued December 1, 1992, and January 31, 1995 respectively, titled "Transfer Vectors and Microorganisms containing Human Cytomegalovirus (HCMV) Immediate-Early Promoter-Regulatory DNA Sequence", by Prof. Mark F. Stinski, or any U.S. patents issuing thereon, including any continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof and patents corresponding thereto.

        1.2  Licensed Products shall mean and include any and all biological materials and products and processes the making, having made, using, selling or importing of which would, but for this Agreement, constitute an infringement of one or more Valid Claims of the Licensed Patents.

        1.3  Valid Claim shall mean any claim in an unexpired patent included within Licensed Patents which claim has not been disclaimed or held invalid or unenforceable by an unappealed or unappealable decision of a court.

        1.4  Licensed Field shall mean the use of the Licensed Patents and the making, having made, using, selling or importing of the Licensed Products in the production of proteins by cell culture. Licensed Field specifically excludes any use of the Licensed Patents or use and/or sale of Licensed Products for gene therapy applications and genetic immunization or DNA-based vaccines.

        1.5  Licensed Territory shall mean any country in which the making, having made, using, selling or importing of Licensed Products would, but for the license granted in this Agreement, infringe one or more Valid Claims of the Licensed Patents.

        1.6  Net Sales shall mean the gross amount received by MedImmune and/or its Affiliates from the sales of Licensed Products within the Licensed Field in the Licensed Territory to third party customers less:

          a)    normal and customary rebates, cash and trade discounts actually allowed;

          b)    credits allowed for returned or damaged goods;

          c)    insurance and transportation costs; and

          d)    sales, excise, value added, import and export taxes, and any tariffs and duties paid with respect to sales.

        On sales between MedImmune and its Affiliates for resale, the royalty shall be paid on the resale.

        1.7  Effective Date shall mean December 1, 1997.

        1.8  Yearly Accounting Period shall mean an annual period beginning on January 1 and ending on December 31 of the same year.

        1.9  Earned Royalties shall mean royalties paid or payable by MedImmune and/or its Affiliates to UIRF as determined with respect to Net Sales.

        1.10 Affiliate shall mean any corporation owning or controlling, directly or indirectly, at least forty-nine (49%) of the stock normally entitled to vote for election of directors of a party.

        1.11 For purposes of this Agreement, Partner shall mean any third party company or legal entity which is not controlled by or under common control with MedImmune, with which MedImmune has a joint venture or collaboration or marketing/distribution or such other formal arrangement providing the third party company the right to co-manufacture, co-develop, co-promote or co-market Licensed Products in the Licensed Field in conjunction with MedImmune.

ARTICLE II—THE GRANT

        2.1  UIRF hereby grants to MedImmune and its Affiliates, subject to the terms and conditions hereof, a non-exclusive license under Licensed Patents to make, have made, use, import, sell, offer to sell, have sold the Licensed Products within the Licensed Field in the Licensed Territory.

        2.2  To ensure that any Partner (as defined in paragraph 1.11) has the appropriate enabling rights to make, have made, use, sell and import the Licensed Products in the Licensed Field, MedImmune shall direct its Partner to enter into a direct license with the UIRF for the Licensed Patents in the Licensed Field as outlined below:

          (i)    MedImmune agrees to notify such Partner within thirty (30) days of the execution of any formal agreement between MedImmune and such Partner, and

          (ii)  MedImmune shall notify the Partner that the Partner will need to obtain a separate license to the Licensed Patents for the Licensed Field directly from the UIRF for the Partner's use, manufacture, sale or import of any Licensed Products and that the license terms of Exhibit A are valid only if the UIRF/Partner license is executed on or before December 1, 1998, and

          (iii)  MedImmune shall promptly send copies to UIRF of all such notifications sent to such Partners, specifying the Licensed Products that are the subject of the agreement between MedImmune and the Partner.

Since (a) the UIRF has granted a number of non-exclusive licenses to the Licensed Patents and (b) there exist several inter-relationships between UIRF's licensees and licensees' affiliates, the Partners of MedImmune may already have enabling licenses for the Licensed Patents within the Licensed Field. Additionally, since UIRF will get delayed notification of the nature of the relationship between MedImmune and its Partner, UIRF cannot be the party determining whether any of MedImmune's Partners have such enabling licenses already. The UIRF will not intentionally collect any double payments; however, all payments made to UIRF are non-refundable and UIRF shall not be held responsible for any double payments that are made by MedImmune and/or its Partners.

ARTICLE III—PAYMENTS, REPORTS, RECORD-KEEPING

        3.1  In consideration of the rights granted to MedImmune pursuant to Article 2.1 of this Agreement, MedImmune agrees to make the following payments to the UIRF:

          (a)  A non-refundable license fee in the sum of (CONFIDENTIAL TREATMENT REQUESTED) upon execution of this Agreement.

          (b)  Earned Royalties in an amount equal to (CONFIDENTIAL TREATMENT REQUESTED) of the Net Sales of Licensed Products to be paid on a semi-annual basis. MedImmune agrees to submit to UIRF within sixty (60) days after December 31 and June 30, reports setting forth for the preceding six (6) month period the Net Sales of Licensed Products and royalty due thereon and with each such royalty report to pay the amount of royalty due.

  In the event that a Licensed Product is sold in the Licensed Field in combination with therapeutically active product which is not a Licensed Product for a single price, Net Sales from such sales for purposes of calculating the amounts due under Section 3.3 above shall be calculated by multiplying the Net Sales of that combination by the fraction A/(A + B), where A is the gross selling price of the same quantity of Licensed Product sold separately by MedImmune in the normal course of business and B is the gross selling price of the other product. In the event that no such separate sales are made by MedImmune, Net Sales for royalty determination shall be as reasonably allocated between such Licensed Product and such other product, based upon their relative importance and proprietary protection as agreed to by the parties.

          (c)  On each anniversary of the Effective Date of this Agreement a license maintenance fee of (CONFIDENTIAL TREATMENT REQUESTED) until the expiration of the Licensed Patents.

        3.2  In the event that MedImmune becomes obligated at any time or from time to time during the term of this Agreement to pay royalties to any third party for the practice of any method or use of any composition of matter covered by any claim of the Licensed Patents or for the sale of any Licensed Products, MedImmune's royalty obligation to the UIRF shall be reduced by an amount equal to its royalty obligation to such third party; provided, however, that MedImmune's royalty obligation shall not be reduced by more than fifty percent (50%) for any one calendar quarter.

        3.3  MedImmune's obligation to make payments hereunder shall be suspended during any period of time that MedImmune is enjoined, or reasonably believes it may be enjoined, from exercising any of its rights hereunder with respect to the Licensed Patents or any Licensed Products. Upon resolution of any such matter, MedImmune shall promptly pay to UIRF all amounts previously withheld with respect to such matter, less (i) any reduction which may be applicable pursuant to paragraph above, and (ii) expenses incurred in the resolution thereof.

        3.4  MedImmune shall report, not any less frequently than annually, on its efforts and progress made toward commercialization of any products involving Licensed Patents.

        3.5  MedImmune shall keep accurate and correct records of Licensed Products made, used or sold under this Agreement. Such records shall be retained for at least three (3) years following a given reporting period. UIRF is hereby granted by MedImmune the right, upon reasonable written notice to MedImmune and appropriately bound by confidentiality, to retain an independent certified public accountant reasonably acceptable to MedImmune to audit MedImmune's records solely to verify sales of the Licensed Products. UIRF may designate an agent for purposes of this verification and this verification shall be upon reasonable notice to MedImmune.

        3.6  All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States as reported in The Wall Street Journal on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges.

        3.7  Late payments shall be subject to an interest charge of one and one-half percent (1.5%) per month.

ARTICLE IV—TERM AND TERMINATION

        4.1  Unless terminated earlier in accordance with this Agreement, the term of the license granted hereunder shall expire upon the expiration of the last to expire of the Licensed Patents.

        4.2  In the event MedImmune fails to make payments due hereunder, UIRF shall have the right to terminate this Agreement upon forty-five (45) days written notice, unless MedImmune makes such payments plus interest within the forty-five (45) day notice period.

        4.3  In the event that MedImmune shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it and such petition shall not have been discharged within ninety (90) days, UIRF may, at its option, terminate this license upon thirty (30) days written notice.

        4.4  MedImmune shall have the right to terminate this Agreement at any time by written notice to UIRF to that effect.

        4.5  MedImmune shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the Licensed Products existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

ARTICLE V—ASSIGNMENT

        5.1  This Agreement may be assigned by MedImmune as part of a transfer of all, or substantially all, of the business to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of successors in interest and assigns of MedImmune. MedImmune agrees to inform UIRF of such transfer promptly.

ARTICLE VI—REPRESENTATIONS: LIMITATIONS

        6.1  Nothing in this Agreement shall be construed as:

          (a)  A warranty or representation by UIRF as to the validity or scope of any Licensed Patent; or

          (b)  A warranty or representation that anything made, used, sold or otherwise commercialized under the license granted in this Agreement is or will be free from infringement of patents owned by third parties; or

          (c)  Conferring a right to use in advertising, publicity or otherwise the name of the University of Iowa ("UI") or UIRF, unless UIRF has specifically approved the same in writing.

        6.2  UIRF expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Licensed Patent, Biological Materials or Licensed Processes or Licensed Products contemplated by this Agreement.

ARTICLE VII—GENERAL

        7.1  MedImmune shall not distribute or resell the Licensed Products to others except in accordance with the rights granted under Article II of this Agreement. MedImmune agrees to comply with all applicable laws and regulations.

        7.2  UIRF shall have the responsibility for the prosecution, filing and maintenance of all Licensed Patents, including the conduct of all interference, opposition, nullity and revocation proceedings, as well as responsibility for all fees and costs associated therewith.

        7.3  A party shall inform the other of any suspected infringement of any Licensed Patents in the Licensed Field by a third party. UIRF shall have the right but not the obligation at its expense to initiate any proceeding relating to any infringement by a third party of any Licensed Patents in the Licensed Field.

        7.4  UIRF shall have no obligation to defend any action for infringement brought against MedImmune by a third party.

        7.5  The relationship between UIRF and MedImmune shall be that of independent contractors. UIRF and MedImmune shall have no other relationship other than as independent contracting parties. UIRF shall have no power to bind or obligate MedImmune in any manner, except as is expressly set forth in this Agreement.

        7.6  MedImmune shall indemnify and hold harmless UIRF and UI and their employees and officers and their respective successors, heirs and assigns, from any action, claim or liability, including, without limitation, liability for death, personal injury, or property damages arising directly or indirectly from MedImmune's possession, distribution or other use of Licensed Products under this Agreement and/or from MedImmune's publication or distribution of test reports, data and other information relating to Licensed Products, provided:

          (a)  MedImmune shall not be obligated under this paragraph if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence, wrongful actions or willful misconduct of any employee of UIRF or UI; and

          (b)  MedImmune shall have no obligation under this paragraph unless:

            (i)    UIRF or UI gives MedImmune prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this License Agreement; and

            (ii)  UI or UIRF fully cooperate with MedImmune and its agents in defense of the claims or lawsuit or other action.

          (c)  Only in those instances where action is brought for SOLELY MedImmune products, MedImmune shall be granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action.

        7.7  If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        7.8  Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, except in the event of written and signed waiver.

        7.9  The captions herein are solely for convenience of reference and shall not affect the construction or interpretation of this Agreement.

ARTICLE VIII—NOTICES; APPLICABLE LAW

        8.1  Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given when sent by facsimile or regular, certified or registered mail addressed to the party for whom intended at the following addresses, or to such address as either party may hereafter designate in writing to the other:

For UIRF: University of Iowa Research Foundation, Attn: Ms. Usha R. Balakrishnan, Associate Director
214 Technology Innovation Center, Iowa City, IA 52242-5000
Phone: 319-335-4546/Fax: 319-335-4489

For MedImmune: MedImmune, Inc., Attn: President
35 West Watkins Mill Road, Gaithersburg, Maryland 20878
        with a copy to: Michael Richman, Vice President, Business Development

        8.2  This agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Iowa.

ARTICLE IX—INTEGRATION

        9.1  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, all prior understandings relating thereto being merged herein. This Agreement cannot be changed or terminated orally, but only in writing and if signed by both parties. This Agreement shall be binding on the heirs, successors, and assigns of the parties hereto.

AGREED to:
LICENSOR		LICENSEE
University of Iowa Research Foundation		MedImmune, Inc.
By:	/s/ W. BRUCE WHEATON, PH.D.	By:	/s/ DAVID M. MOTT
Date: December 9, 1997		Date: December 12, 1997
Name: W. Bruce Wheaton, Ph.D. Title: Executive Director		Name: David M. Mott Title: President

EXHIBIT A

LICENSE TERMS FOR CMV PROMOTER PATENTS
For protein production field
U.S. Patent Nos. 5,168,062 and 5,385,839, by Mark Stinski
License available from the University of Iowa Research Foundation (UIRF)

1. Licensed Patents	U.S. Patent No. 5,168,062 titled "Transfer Vectors and Microorganisms containing Human Cytomegalovirus (HCMV) Immediate-Early Promoter-Regulatory DNA Sequence", by Prof. Mark F. Stinski, issued December 1, 1992, its continuations and divisionals (no international filings have been undertaken by the UIRF); and U.S. Patent No. 5,385,839, titled "Transfer Vectors and Microorganisms containing Human Cytomegalovirus (HCMV) Immediate-Early Promoter Regulatory DNA Sequence" by Prof. Mark F. Stinski, issued January 31, 1995.
2. License	Non-exclusive, for licensed field of use
3. Licensed field	PRODUCTION OF PROTEINS
4. License fee	(CONFIDENTIAL TREATMENT REQUESTED), payable upon execution of the License Agreement
5. Royalties	(CONFIDENTIAL TREATMENT REQUESTED) on Sales, payable semi-annually
6. Maintenance fees	(CONFIDENTIAL TREATMENT REQUESTED), payable annually on each anniversary date of the License Agreement.

Note: The above terms are valid only if the license agreement is executed on or before December 1, 1998.

Contact person for licensing interest for this or any other field of use license:

Ms. Usha R. Balakrishnan
Associate Director
University of Iowa Research Foundation
214 Technology Innovation Center
Iowa City, Iowa 52242
Phone: 319-335-4546
Fax: 319-335-4489

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  Exhibit 10.183
LICENSE AGREEMENT
ARTICLE I—DEFINITIONS
ARTICLE II—THE GRANT
ARTICLE III—PAYMENTS, REPORTS, RECORD-KEEPING
ARTICLE IV—TERM AND TERMINATION
ARTICLE V—ASSIGNMENT
ARTICLE VI—REPRESENTATIONS: LIMITATIONS
ARTICLE VII—GENERAL
ARTICLE VIII—NOTICES; APPLICABLE LAW
ARTICLE IX—INTEGRATION
EXHIBIT A